COMPASS, INC.
Non-Employee Director Compensation Policy
As amended and approved by the Board on August 3, 2023
The Board of Directors (the “Board”) of Compass, Inc. (the “Company”) adopted this Non-Employee Director Compensation Policy (the “Policy”) setting forth the Company’s compensation program for non-employee directors (the “Program”). Under the Program each non-employee director is entitled to receive the following compensation: (a) an annual cash retainer for service on the Board and any committees thereof (“Cash Compensation”), and (b) an annual grant of restricted stock units (“RSUs”) (the “Annual RSU Award”). This Policy may be amended from time to time or terminated at any time in the sole discretion of the Board upon recommendation of the Compensation Committee of the Board.
Cash Compensation
Cash Compensation payable to each non-employee director shall consist of the following annual fees, as applicable:
•General Board Service Fee: $50,000
•Lead Independent Director Service Fee (in addition to General Board Service Fee): $50,000
•Committee Chair Service Fee (in addition to General Board Service Fee; in lieu of applicable Non-Chair Committee Member Service Fee set forth below):
◦Audit Committee Chair: $20,000
◦Compensation Committee Chair: $15,000
◦Nominating and Corporate Governance Committee Chair: $10,000
•Non-Chair Committee Member Service Fee (in addition to General Board Service Fee; not in addition to applicable Committee Chair Service Fee):
◦Audit Committee member: $10,000
◦Compensation Committee member: $7,500
◦Nominating and Corporate Governance Committee member: $5,000
Cash Compensation shall be payable quarterly in equal installments and shall be prorated for the period of service for any non-employee director who serves as a member of the Board or the Committee for less than the applicable full quarterly period.
A non-employee director may elect to receive their Cash Compensation in the form of RSUs (the “Cash Compensation RSU Award”). The Cash Compensation RSU Award shall be subject to the following:
1.Election: in order for a non-employee director to receive their Cash Compensation RSU Award in lieu of the Cash Compensation, they shall submit their election (an “Election”) promptly in accordance with the Company’s procedures effective at the time of the Election.
2.Equity Incentive Plan: the Cash Compensation RSU Award shall be granted under and be subject to the terms and conditions of the equity incentive plan in place on the grant date.
3.Grant Date: the Cash Compensation RSU Award shall be automatically granted on the date of the Company’s annual meeting of stockholders (the “Annual Meeting”). If a non-employee director joins the Board on a date other than the date of the Annual Meeting, their Cash Compensation RSU Award shall be granted promptly following the date they join the Board and following their timely submission of an Election to receive RSUs in lieu of their Cash Compensation.
4.Number of Shares: the number of shares subject to the Cash Compensation RSU Award shall be calculated by dividing the Cash Compensation by the closing trading price of the Company’s Class A common stock on the grant date, rounded down to the nearest whole share. If the non-employee director joins the Board on a date other than the date of the Annual Meeting, their Cash Compensation RSU Award shall be granted based on their prorated Cash Compensation.
5.Vesting Schedule: the Cash Compensation RSU Award shall vest quarterly on the same dates as the Cash Compensation is scheduled to be paid that year, so long as the non-employee director continues to provide service to the Company through the applicable vesting date. If a non-employee director joins the Board on a date other than the date of the Annual Meeting, their Cash Compensation RSU Award shall vest on the same dates as the remaining Cash Compensation is scheduled to be paid to non-employee directors that year.
6.Settlement: for avoidance of doubt, each vested tranche of Cash Compensation RSU Award will be automatically settled no later than 45 days after the equivalent Cash Compensation would have been paid, and the non-employee director may not select the calendar year in which such RSUs settle.
7.Acceleration: the Cash Compensation RSU Award shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the equity incentive plan applicable at the time of the Corporate Transaction).
Annual RSU Award
In addition to the Cash Compensation (or the Cash Compensation RSU Award), each non-employee director shall receive an Annual RSU Award. The Annual RSU Award shall be subject to the following:
1.Equity Incentive Plan: the Annual RSU Award shall be granted under and be subject to the terms and conditions of the equity incentive plan in place on the grant date.
2.Grant Date: the Annual RSU Award shall be automatically granted on the date of the Annual Meeting. If a non-employee director joins the Board on a date other than the date of the Annual Meeting, their Annual RSU Award shall be granted as soon as practicable following the date they join the Board.
3.Number of Shares: the number of shares subject to the Annual RSU Award shall be calculated by dividing $225,000 (the “Annual RSU Award Amount”) by the average daily closing trading price of the Company’s Class A common stock for the ten business days ending on the day preceding the grant date, rounded down to the nearest whole share. If the non-employee director joins the Board on a date other than the date of the Annual Meeting, their Annual RSU Award shall be granted based on the prorated Annual RSU Award Amount.
4.Vesting Schedule: the Annual RSU Award shall fully vest on the earlier of (i) the date of the next Annual Meeting and (ii) the date that is one year following the grant date, in each case, so long as the non-employee director continues to provide service to the Company through the applicable vesting date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. If a non-employee director joins the Board on a date other than the date of the Annual Meeting, their Annual RSU Award shall have the same vesting schedule as the Annual RSU Awards granted on the date of the last Annual Meeting.

5.Acceleration: the Annual RSU Award shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the equity incentive plan applicable at the time of the Corporate Transaction).